Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement and Preliminary Proxy Statement/Prospectus on Form S-4 of our report dated March 15, 2021, relating to the consolidated financial statements of Civista Bancshares, Inc. appearing in the 2020 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Civista Bancshares, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in this Preliminary Proxy Statement/Prospectus, which is included in this Amendment No. 1 to the Registration Statement.

/s/ S.R. Snodgrass, PC

Cranberry Township, Pennsylvania

April 18, 2022